Exhibit 99.6

April 22, 2003

Hancock Park Capital II, L.P.

10323 Santa Monica Blvd., Suite 101

Los Angeles, CA 90025

Ladies and Gentlemen:

Re: Agreement Regarding Certain Matters

Ladies and Gentlemen:

In consideration of the purchase by Hancock Park Capital II, L.P. (“Hancock”) of 5,000 shares of FAO, Inc. Class I Convertible Preferred Stock (the “Shares”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, this letter constitutes the following agreement:

1.               Kayne Anderson Capital Advisors LP, Woodacre LLC, Fortune Twenty-Fifth, Inc., Fred Kayne, Richard Kayne, Charles Norris, and Les Biller hereby agree that, so long as Hancock and its affiliates own not less than 3,000 Shares or the shares of FAO, Inc. (“FAO”) Common Stock into which such Shares have been converted, each of them shall cause all shares of Class I Convertible Preferred Stock, Class J Convertible Preferred Stock, and Common Stock owned by them to be voted so as to elect the designee of Hancock to FAO’s Board of Directors.

2.               Fred Kayne and Richard Kayne hereby agree that with respect to all FAO, Inc., FAO Schwarz, Inc., and ZB Company, Inc. Equipment Notes dated on or about April 22, 2003 (the “Notes”) beneficially owned by either of them (including, but not limited to, those held by Fortune Twenty-Fifth, Inc.), they will not exercise the conversion right contained in such Notes at any time prior to January 12, 2004.

3.               Each party to this agreement severally represents that (i) such party has full capacity to execute, deliver and perform this letter agreement; (ii) this letter agreement has been duly authorized and approved, if applicable; and (iii) this letter agreement is the valid and binding obligation of such party and enforceable against such party in accordance with its terms.

 Sincerely,

 KAYNE ANDERSON CAPITAL ADVISORS, LP,

 a California limited partnership

 By

 Kayne Anderson Investment Management, Inc.

 a Nevada corporation

By
/s/ David Shladovsky

 David Shladovsky

 General Counsel

 FRED KAYNE,

 an Individual

By
/s/ Fred Kayne

 RICHARD KAYNE,

 an Individual

By
/s/ Richard Kayne

 WOODACRES LLC

By
/s/ David Shladovsky

 Its:

  General Counsel of Manager

 CHARLES NORRIS,

 an Individual

By
/s/ Charles Norris

 LES BILLER,

 an Individual

By
/s/ Les Biller

FORTUNE TWENTY-FIFTH, INC.

By:	/s/ Fred Kayne
Fred Kayne
President

Agreed and Accepted:

HANCOCK PARK CAPITAL II L.P.,

                A Delaware LIMITED PARTNERSHIP

By: Hancock Park Associates III, LLC,
A Delaware limited liability company

By:	/s/ Brian McDermott
An authorized signatory